Exhibit 99.2

Prepared Remarks of Edison International CEO and CFO
Second Quarter 2026 Earnings Teleconference
July 30, 2026, 1:30 p.m. (PT)

Pedro Pizarro, President and Chief Executive Officer, Edison International

My comments today focus on three areas: a legislation update; our continued work to make communities safer and more resilient, including wildfire mitigation and recovery efforts; and our broader progress in supporting a reliable, affordable, and clean energy future.

Starting with a brief comment on earnings, Edison International’s second-quarter 2026 core EPS was $1.54, bringing year-to-date core EPS to $2.97. With this strong start to the first half of the year, we are confident in reaffirming our 2026 core EPS guidance and other financial targets, including our 5 to 7% core EPS growth over the long term. Aaron will discuss our financial performance in his remarks.

On the legislative front, we’re actively engaged with the Governor’s office, legislators, and key stakeholders on both wildfire reform and affordability. There is continued recognition that the current framework is placing increasing pressure on customers, communities, and the cost of financing the investments utilities are making to support California’s climate goals. Consistent with the themes we have highlighted, discussions center on aligning risk, supporting affordability, and maintaining access to capital at a reasonable cost. But this is about more than utility finance. Moody’s recently highlighted that the implications extend beyond utilities. They note that wildfire-related costs can affect electricity rates, affordability, and California’s broader economic competitiveness. S&P has also observed that wildfire-related financial risks increasingly extend beyond investor-owned utilities to public utilities, local governments, insurers, and the communities they serve. That is why establishing a durable long-term solution matters not only for utilities, but for customers, businesses, and the state's economy as a whole.

While we are encouraged by Sacramento leadership’s focus on this important topic, we also recognize that the outcome remains uncertain so we will be thoughtful about the implications of what the Legislature ultimately enacts. SCE's current GRC authorization supports the utility's plan through 2028, and future investments will continue to be evaluated through a disciplined benefit-cost lens. SCE will continue to safely serve customers and maintain its unwavering focus on safety. At the same time, the clarity and quality of the legislative outcome will influence the cost of capital available to support future investment. A durable and financeable framework will help maintain access to lower-cost capital, supporting affordability for customers and continued infrastructure investment. Conversely, a framework without sufficient predictability will increase Edison’s financing costs, making SCE’s investments for customers’ benefit more expensive. It will also influence how we prioritize and deploy future capital.

Turning to operations, SCE took the first step in the next GRC process and filed its Risk Assessment Mitigation Phase, or RAMP, application in May. This outlines the risk mitigations that guide proposed investments across wildfire risk, transmission and distribution reliability, cybersecurity, climate adaptation, and other safety-related measures. For context, the investments identified in past RAMP filings accounted for about a third of the total capital requested in the GRC. As in prior cycles, this process provides a clear, safety- and risk-driven framework for evaluating capital needs and supports consistent engagement with regulators and stakeholders on safety and risk priorities.

A key topic in RAMP is wildfire mitigation. SCE’s strategy continues to be comprehensive as noted on page 3. What is increasingly important is execution and prioritization. SCE is using more advanced wildfire modeling, improved data, and climate-informed analysis to better identify where wildfire consequences could be greatest. SCE has developed an enhanced wildfire risk model that combines multiple data sources to improve how it identifies, prioritizes, and plans safety measures, while accounting for high-impact wildfire events that may not be reflected in historical data. The utility is also broadening the range of risks and failure scenarios it evaluates, reflecting both lessons learned and a more comprehensive understanding of how wildfire risk can develop. That includes looking beyond individual equipment incidents and assessing how multiple conditions and events can combine to influence safety consequences. All this will inform SCE’s mitigation investments in the next GRC, which will include continued grid hardening with additional covered conductor and targeted undergrounding during the 2029 through 2032 period. SCE’s preliminary estimates in the RAMP application for continued hardening are about 450 miles of covered conductor and approximately 190 miles of targeted undergrounding.

To summarize, SCE’s approach is increasingly location-specific, consequence-informed, and adaptive. This builds on the substantial progress SCE has already made hardening its system, including the deployment of about 800 miles of covered conductor and about 90 miles of undergrounding including all rebuild areas since January 2025. Importantly, SCE has not experienced a covered conductor failure associated with the risks that technology is designed to mitigate. Combined with millions of inspections and vegetation management activities, as well as expanded situational awareness capabilities, these efforts have materially strengthened the grid and reduced wildfire risk. As a result, SCE is continuing to sharpen how it prioritizes mitigation, not only by looking at where the likelihood of ignition is highest, but also by identifying where the potential consequences to communities could be greatest. The utility is directing mitigation to areas where it can provide the greatest safety benefit, using better data and ongoing learning to adjust as conditions change, all while focusing on affordability for customers.

I’d now like to highlight an initiative I’m personally excited about as we think about Edison’s future. We are increasingly combining operating experience with richer data, advanced analytics, and AI-enabled capabilities to improve how risks are identified, prioritized, and managed. Advances in AI will be among the most important tools available to utilities over the next decade. For SCE, the opportunity extends well beyond individual use cases. AI is an important enabler of the utility's long-term transformation — helping accelerate operational excellence, improve how the grid is planned and operated, and strengthen wildfire mitigation efforts. The focus is on delivering tangible outcomes: better decisions, faster execution, lower costs, and improved customer value. As these capabilities continue to mature, SCE expects them to become an increasingly important driver of safety, reliability, affordability, and overall business performance. Aaron will provide some examples of in-flight activities shortly.

Moving on to the Wildfire Recovery Compensation Program, or WRCP, there is continued community interest in the voluntary program. SCE has now extended more than 2,200 offers totaling over $775 million to over 12,300 community members impacted by the Eaton Fire. SCE remains committed to providing information to community members to make informed decisions about what is best for their situation.

Taking a broader view on sustainability, we remain committed to supporting the clean energy transition while maintaining the safety, reliability and affordability that our customers expect. Our 2025 Sustainability Report has details about our accomplishments, goals, and long-term commitments. A couple examples: SCE delivered at least 60% carbon-free power to customers, over 70% cleaner than the national average. SCE contracted approximately 900 megawatts of energy storage, bringing the total at year-end to about 9,200 megawatts owned or under contract — one of the largest portfolios in the nation.

I am proud of our team and the progress we continue to make toward a clean energy future that benefits everyone. We have and will always put customers first — by strengthening the grid, mitigating wildfire risk and advancing clean energy to support affordability and community resilience for generations to come.

Aaron Moss, Executive Vice President and Chief Financial Officer, Edison International

During my prior roles at Edison, I’ve had the chance to get to know many of you over the years. As I step into this role, I’m looking forward to continuing those conversations and discussing how we are executing on our strategy, investing in the business and creating long-term value for all of our stakeholders. In my comments today, I will cover our second-quarter 2026 results, capital plans, and reaffirmed earnings guidance.

EIX reported second-quarter core EPS of $1.54 compared to 97 cents last year. Page 6 provides the year-over-year quarterly variance analysis. The quarter reflects continued stability in our core operations. Results benefited from regulatory decisions last year, including the GRC decision, as well as the ongoing reduction in interest expense associated with the Woolsey cost recovery. Let me reinforce what Pedro said — with this strong start to the first half of the year, we are confident in reaffirming our 2026 core EPS guidance. We are also reaffirming our long-term core EPS growth rate of 5 to 7%. This outlook is supported by our capital investment plan, constructive regulatory framework, and continued focus on operational excellence.

At SCE, results for the quarter were primarily driven by the timing of the GRC decision last year, along with continued focus on strong performance across our core operations. We continue to optimize how we approach O&M spending over the course of the year. This allows us to prioritize our work to address operational needs as they arise while maintaining overall cost control. This approach supports both near-term performance and long-term value creation for customers and capital providers. The Parent and Other core loss was favorable by six cents, primarily driven by the net financing benefits of the preferred stock redemptions we initiated at the end of 2025 and completed in the first quarter.

Turning to SCE’s capital plan, we continue to see strong investment opportunities across the business, driven by infrastructure replacement, wildfire mitigation, and growing demand for electrification. Our plan is centered around these priorities and supports long-term rate base growth of about 7%. We remain focused on optimizing these investments in a way that balances system needs with customer affordability. As part of that execution, we are pleased with SCE’s progress on its wildfire mitigation investments. Of SCE’s roughly 16,800 distribution line miles in HFRA, SCE has successfully hardened about 90%, including nearly 7,200 miles of covered conductor. These investments remain a central part of our capital plan and are key to reducing wildfire risk and improving system resilience over time.

Moving to financing activities, SCE successfully completed the Woolsey Fire cost recovery securitization earlier this week, generating approximately $2 billion in proceeds. We were pleased with the outcome and the strong demand we saw from capital providers. The proceeds will be used to recover claims and other costs, including retiring related debt, further strengthening our balance sheet.

Let me transition to operational excellence, which benefits customer affordability and long-term performance. This is an area where I spent significant time in my prior roles within the utility and will remain an ongoing focus as we look to enhance both efficiency and execution across the business. As part of that effort, we are continuing to simplify processes and expand the use of emerging technologies, including targeted AI applications, in areas where they can improve productivity and quality.

Our efforts are focused on high-volume, repeatable work where we see meaningful opportunities to drive productivity and quality. For example, our planning organizations produce on the order of 100,000 project designs each year, and we are deploying tools to help automate initial design generation and the validation of final designs against our standards. We expect these improvements to accelerate design cycle times by 20% to 30%. Similarly, we process approximately 40,000 permits annually across multiple agencies and systems. We see opportunities to streamline this process, reduce cycle times by approximately 20%, and improve throughput. Efforts like these are intended to create additional capacity in the system, support timely execution of our capital program, and improve cost performance over time. Our focus on operational excellence is one of the important ways we deliver consistent financial results.

Looking at our year-to-date performance reinforces our confidence in the outlook for the business. We see continued momentum in our capital program, strong regulatory visibility, and stable operational performance, all of which position us well for the rest of the year. Consequently, we are reaffirming our 2026 core EPS guidance range of $5.90 to $6.20. Our priorities remain consistent — delivering on our operational commitments, advancing our capital plan, and maintaining a strong cost framework, all while supporting a safe and reliable system for customers.

Let me conclude by saying that we are pleased with our results. The business is performing as expected, our capital plan remains on track, and we are well positioned to deliver on our financial commitments for 2026 and beyond.